UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On March 8, 2007, Delta Air Lines, Inc. (“Delta”) filed a motion with the bankruptcy court in its chapter 11 proceedings seeking approval of a Settlement Agreement (the “Settlement Agreement”) with the Kenton County Airport Board (“KCAB”) and UMB Bank, N.A. (the “Bond Trustee”) for the $419,000,000 Kenton County Airport Board Special Facilities Revenue Bonds, 1992 Series A (Delta Air Lines, Inc. Project), of which $397,360,000 remains outstanding, and the $19,000,000 Kenton County Airport Board Special Facilities Revenue Bonds, 1992 Series B (Delta Air Lines, Inc. Project), $16,210,000 of which remains outstanding (collectively, the “1992 Bonds”) related to the 1992 Bonds and Delta’s obligations with respect to certain facilities and improvements at the Cincinnati-Northern Kentucky International Airport (the “Airport”). The Settlement Agreement settles and resolves all disputes among Delta, KCAB, the Bond Trustee and the former, present and future holders of record or beneficial interests in the 1992 Bonds (all holders of such 1992 Bonds, the “1992 Bondholders”). The Settlement Agreement sets forth the parties’ agreement that, among other things:

•
the Facilities Lease Agreement, dated February 1, 1992, between Delta and KCAB and certain other agreements pursuant to which Delta uses and occupies certain facilities and improvements at the Airport (the “Rejected Agreements”) will be deemed rejected or terminated as of the dates set forth in the Settlement Agreement;

•
Delta and KCAB will enter into a new facilities lease agreement (the “New Facilities Lease Agreement”) and such other leases and agreements as Delta and KCAB deem necessary or appropriate in connection with Delta’s continued occupancy of certain facilities and improvements at the Airport;

•
unless prepaid by Delta under the terms of the Settlement Agreement, Delta will issue a note to the Bond Trustee, on behalf of the 1992 Bondholders, providing for equal monthly payments that will yield a net present value equal to $85,000,000 (using a discount rate of 8%) less certain amounts paid by Delta in 2006 and that are paid or may be paid in 2007, which note will have a term ending on December 1, 2015 (the “New Note”);

•	the Bond Trustee, as trustee and on behalf of the 1992 Bondholders, will have an allowed pre-petition, general, non-priority, unsecured claim against Delta equal to $260,000,000; and
•
Delta, KCAB, the Bond Trustee and the 1992 Bondholders shall, and shall be deemed to, forever release, discharge, waive and abandon any claims or rights that each may have against the others with respect to the 1992 Bonds, the facilities financed thereby, and certain related agreements as set forth in the Settlement Agreement.

The New Facilities Lease Agreement to be executed by Delta and KCAB shall have a term of approximately fifteen years, beginning January 19, 2006, and expiring December 31, 2020. Delta will initially lease all airline leasable space located in Terminal 3, Hub A and Concourse B at the Airport. Effective on each of January 1, 2013, January 1, 2015 and January 1, 2017, Delta will be entitled to reduce by certain percentages the space it occupies in such facilities at the Airport, with corresponding reductions in Rental (as that term is defined in the New Facilities Lease Agreement) payable under the New Facilities Lease Agreement. The Bond Trustee’s bankruptcy claim and the issuance of the New Note, or the New Note’s prepayment as provided for in the Settlement Agreement, together will, among other things, be deemed to satisfy in full any facilities rental obligation Delta may otherwise have owed to the KCAB for Delta’s continued use and occupancy of certain facilities and improvements at the Airport.

The Settlement Agreement is subject to bankruptcy court approval. After issuance of a final non-appealable court order approving the Settlement Agreement, the parties expect to close on the New Facilities Lease Agreement and such other agreements as are contemplated by or necessary for the implementation of, but that are not inconsistent with, the Settlement Agreement, as soon as reasonably practicable, but in no event later than the earlier of one (1) business day prior to the Initial Distribution Date, as that term is defined in Delta’s proposed Plan of Reorganization (the “Plan”) or three (3) business days after the Effective Date, as that term is defined in the Plan.

The Settlement Agreement and related materials will be made available at http://www.deltadocket.com. Information on this website is not part of, and is not incorporated by reference in, this Form 8-K.

None of the statements in this report are a solicitation of votes for or against the Plan or any plan of reorganization. Any such solicitation will only be made through the Disclosure Statement. The Plan will become effective only if it receives the requisite claimholder approval and is confirmed by the Bankruptcy Court.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Edward H. Bastian
Date: March 9, 2007	Edward H. Bastian Executive Vice President and Chief Financial Officer